Exhibit 10.8
RABBI TRUST FOR THE BENEFIT OF EXECUTIVE
OFFICERS OF FRATERNITY FEDERAL SAVINGS AND
LOAN ASSOCIATION WHO HAVE ENTERED INTO
EMPLOYMENT AGREEMENT WITH THE ASSOCIATION
     This Agreement made this 20th of day of July, 2004, by and between Fraternity Federal Savings and Loan Association (“Association”), Grantor, and First Bankers Trust Company, an Illinois corporation, Trustee.
     WHEREAS, Association wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Association’s creditors in the event of Association’s Insolvency, as herein defined, until paid to Beneficiary and his or her beneficiaries in such manner and at such times as specified in the employment agreement; and
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Employment Agreement plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and
     WHEREAS, it is the intention of Association to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities to participating employees.
     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
SECTION 1. ESTABLISHMENT OF TRUST
     (a) Association hereby deposits with Trustee in trust $1,625.00, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
     (b) The Trust shall become irrevocable five days following the issuance of a favorable private letter ruling regarding the Trust from the Internal Revenue Service. Should the Association determine not to seek a private letter ruling, the Trust shall become irrevocable from the date of its full execution. Further, should a private letter ruling be sought and the Trust receives an unfavorable response, the Association reserves the right to, within five (5) business days after receipt of the unfavorable ruling, to decide to amend the agreement to cure the cited problems or to terminate the Trust.
     (c) The Trust is intended to be a grantor trust, of which Association is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended and shall be construed accordingly.
     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Association and shall be used exclusively for the uses and purposes of

Trust participants and general creditors as herein set forth. Trust participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the employment agreement and this Trust Agreement shall be mere unsecured contractual rights of Trust participants and their beneficiaries against Association. Any assets held by the Trust will be subject to the claims of Association’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
     (e) Upon a termination of participant’s employment, Association shall, as soon as possible, but in no event longer than 30 days following the termination of employment as defined in the employment agreement, make an irrevocable contribution to the Trust in an amount that is sufficient to pay participant or beneficiary the benefits to which participant or his or her beneficiaries would be entitled pursuant to the terms of the particular employment contract as of the date on which the termination occurred.
SECTION 2. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.
     (a) Association shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect to each participant (and his or her beneficiaries), that provides instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the employment contract), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the employment contract and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Association.
     (b) The entitlement of a participant or his or her beneficiaries to benefits under the employment contract shall be determined by Association or such party as it shall designate under the employment contract, and any claim for such benefits shall be considered and reviewed under the procedures set out in the employment contract.
     (c) Association may make payment of benefits directly to participants or their beneficiaries as they become due under the terms of the employment contract. Association shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust is not sufficient to make payments of benefits in accordance with the terms of the employment contract, Association shall make the balance of each such payment as it falls due. Trustee shall notify Association where principal is not sufficient.
     (d) Beneficiary shall have the right, from time to time, to name a person or persons as his/her beneficiary for the receipt of benefits not paid to Beneficiary and to change, from time to time, that person or persons so designated as the Beneficiary. Any such designation or change of designation shall be by written instruction to the then Trustee using such form as Trustee may require.

SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN ASSOCIATION IS INSOLVENT.
     (a) Trustee shall cease payment of benefits to participants and their beneficiaries if the Association is Insolvent. Association shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Association is unable to pay its debts as they become due, or (ii) Association is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) Association is determined to be insolvent by the Federal Deposit Insurance Company, the Office of Thrift Supervision, or other applicable federal regulatory agency.
     (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Association under federal and state law as set forth below.
          (1) The Board of Directors and the Chief Executive Officer of Association shall have the duty to inform Trustee in writing of Association’s Insolvency. If a person claiming to be a creditor of Association alleges in writing to Trustee that Association has become Insolvent, Trustee shall determine whether Association is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to participants or their beneficiaries.
          (2) Unless Trustee has actual knowledge of Association’s Insolvency, or has received notice from Association or a person claiming to be a creditor alleging that Association is Insolvent, Trustee shall have no duty to inquire whether Association is Insolvent. Trustee may in all events rely on such evidence concerning Association’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Association’s solvency.
          (3) If at any time Trustee has determined that Association is Insolvent, Trustee shall discontinue payments to participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Association’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of participants or their beneficiaries to pursue their rights as general creditors of Association with respect to benefits due under the employment contract or otherwise.
          (4) Trustee shall resume the payment of benefits to participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Association is not Insolvent (or is no longer Insolvent).
     (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to participants or their beneficiaries, under the terms of the employment contract for the period of such discontinuance, less the aggregate amount of any payments made to participants or their beneficiaries by Association in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4. PAYMENTS TO ASSOCIATION.
     Except as provided in Section 3 hereof, after the Trust has become irrevocable, Association shall have no right or power to direct Trustee to return to Association or to divert to others any of the Trust assets before all payment of benefits have been made to participants and their beneficiaries pursuant to the terms of the employment contract.
SECTION 5. INVESTMENT AUTHORITY.
     Trustee shall have the authority to invest in bonds and/or notes issued by the United States Department of the Treasury, bonds issued by the various agencies of the government of the United States, municipal bonds carrying an investment grade of not less than A, certificates of deposits insured by the F.D.I.C., money market accounts and savings accounts provided same are insured by the F.D.I.C., stocks, common and/or preferred, which, at the time of purchase, were rated in Standard and Poor’s Stock Rating Book at not less than “B”, and Life Insurance products such as Annuities.
SECTION 6. DISPOSITION OF INCOME.
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
SECTION 7. ACCOUNTING BY TRUSTEE.
     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Association and Trustee. Within 120 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Association a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements, and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchase or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities, and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.
SECTION 8. RESPONSIBILITY OF TRUSTEE.
     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request, or approval given by Association which is contemplated by, and in conformity with, the terms of the employment contract or this Trust and is given in writing by Association. In the event of a dispute between Association and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute or at Trustee’s discretion may require arbitration under the rules and procedures of the American Arbitration Association.

     (b) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants, or other professional to assist it in performing any of its duties or obligations hereunder.
     (c) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or, pursuant to Section 2(d), at termination of the Trust, assign as directed by Beneficiary.
     (d) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE.
     Association shall pay all administrative and Trustee’s fees and expenses as are within the limits established by the Association’s Board of Directors.
SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE.
     (a) Trustee may resign at any time by written notice to Association, which shall be effective 15 days after receipt of such notice unless Association and Trustee agree otherwise.
     (b) Trustee may be removed by Association on 15 days notice or upon shorter notice accepted by Trustee.
     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall be transferred to the successor Trustee.
SECTION 11. APPOINTMENT OF SUCCESSOR.
     (a) If Trustee resigns or is removed, Association may appoint a successor Trustee to replace Trustee. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Association of the successor Trustee to evidence the transfer.
     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets. The successor Trustee shall not be responsible for and Association shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12. AMENDMENT OR TERMINATION.
     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Association. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the employment agreement or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.
     (b) The Trust shall not terminate until the date on which employee participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the employment agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Association.
SECTION 13. MISCELLANEOUS.
     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
     (b) Benefits payable to participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
SECTION 14. EFFECTIVE DATE.
     The effective date of this Trust Agreement shall be the date hereinabove first written.
     As witness the hands and seals of the parties hereto.

ATTEST:	FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Joyce H. Kuff	By:	/s/ Thomas K. Sterner	(SEAL)

Secretary		THOMAS K. STERNER Chief Executive Officer and Chairman of the Board

FIRST BANKERS TRUST COMPANY Trustee

/s/ Kimberly Lubin	By:	/s/ Linda Schultz	(SEAL)

Trust Officer

STATE OF MARYLAND, BALTIMORE CITY, TO WIT :
     I HEREBY CERTIFY that, on this 20th day of July, 2004, the subscriber, a Notary Public of the State of Maryland aforesaid, personally appeared THOMAS K. STERNER, who acknowledged himself to be the Chief Executive Officer and Chairman of the Board of FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION, a corporation, and that he, as such Chief Executive Officer and Chairman of the Board, being authorized so to do, executed the aforegoing instrument for the purposes therein contained, by signing, in my presence, the name of the corporation by himself as such Chief Executive Officer and Chairman of the Board.
     IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

/s/ Margie C. Rauh
Notary Public
[SEAL] MARGIE C. RAUH Notary Public Harford County, MD My Commission Expires May 1, 2008

My Commission Expires:
STATE OF ILLINOIS, ADAMS COUNTY, IL, TO WIT :
     I HEREBY CERTIFY that, on this 12th day of August, 2004, the subscriber, a Notary Public of the State of Illinois aforesaid, personally appeared Linda Shultz, who acknowledged herself to be the Trust Officer of FIRST BANKERS TRUST COMPANY, a corporation, and that she, as such Trust Officer, being authorized so to do, executed the aforegoing instrument for the purposes therein contained, by signing, in my presence, the name of the corporation by herself as such Trust Officer.
     IN WITNESS WHEREOF, I hereunto set my hand and Notarial Seal.

/s/ Deborah J. Staff
Notary Public
“OFFICIAL SEAL” DEBORAH J. STAFF Notary Public, State of Illinois My Commission Expires 10/04/05

My Commission Expires: 10/04/05